Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Chuck Coppa, CFO
American Power Group Corporation
781-224-2411
ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com
American Power Group Appoints Jim Harger As A New Board Member
Lynnfield, MA - July 12, 2016 - American Power Group Corporation (OTCQB: APGI) announced that James Harger, Senior Advisor to the CEO of Clean Energy Fuels Corp, (NASDAQ: CLNE) has joined the Company’s Board of Directors effective July 11, 2016. Mr. Harger replaces Jamie Weston as one of Arrow, LLC’s, two Board designees.
Mr. Harger, 58, is currently Senior Advisor to the CEO of Clean Energy and served as Chief Marketing Officer of Clean Energy from 2009 to 2014. He was the second employee of Pickens Fuel Corp. (the predecessor to Clean Energy) when he joined the company in 1997; managed and developed the company’s airport, solid waste, transit and truck markets; and later assisted in Clean Energy’s successful IPO which raised $120 million in 2007. In his current role, Mr. Harger is responsible for collaborating with shippers, for-hire carriers and private fleets in their transition to adopting natural gas trucks in their supply chains and operations. Some of his most notable customers include Anheuser-Busch, Dillon Transportation, Lowes, MillerCoors, Owens Corning, Procter & Gamble, Raven Transportation, Ruan Transportation, Saddle Creek and UPS. He has been involved in the natural gas business for over 30 years, the majority of which has been dedicated to marketing Natural Gas Vehicles and building fueling stations. Jim earned a BS in Civil Engineering from UCLA and an MBA from Pepperdine University.
Mr. Harger stated, “I am excited to join the APG Board and growing the company’s market share in the heavy-duty truck market. APG’s dual fuel product is a much needed offering for high horsepower applications given their needs cannot be met by other natural gas engines certified by either the California Air Resources Board (CARB) or Environmental Protection Agency (EPA).”
Maury Needham, American Power Group’s Chairman of the Board of Directors, stated, “We are extremely pleased that Jim has agreed to join our Board of Directors. As one of the recognized leaders in the natural gas industry, Jim brings a wealth of knowledge, great energy and a significant proven rolodex of key business contacts within our primary target market of heavy-duty Class 8 fleets.” Mr. Needham added, “We believe we have the best dual fuel conversion technology at the lowest total cost of ownership available in the market

American Power Group Corporation Press Release
July 12, 2016

today and our significant emission reduction achievements, especially in the area of NOx reduction continue to attract state and local regulatory attention. The addition of Jim to our Board will allow us to reach a much larger and broader audience of heavy-duty truck fleet operators who have already embraced the significant environmental and economic benefits of using natural gas as a transportation fuel”.

About American Power Group Corporation
American Power Group’s subsidiary, American Power Group, Inc. provides cost effective sustainability products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrous oxides (NOx) and other diesel-related emissions. Through our Trident Associated Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Flare to Fuel™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. Given pending federal methane capture regulations, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com

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